======================================================================


                  __________________________________

                  SECURITIES AND EXCHANGE COMMISSION
                        450 Fifth Street, N.W.
                      Washington, D. C.   20549
                  __________________________________

                             FORM 10/A-1
             General Form for Registration of Securities

                           File No. 0-21811


                 Pursuant to Section 12(b) or (g) of
                 The Securities Exchange Act of 1934


                       QUINTESSENCE OIL COMPANY
        (Exact name of registrant as specific in its charter)

Wyoming                                 83-0317306
(State of Incorporation)                (I.R.S. Employer I.D. No.)


                        4424 Skylane Avenue
                     Riverton, Wyoming   92501
   (Address of principal executive offices, including zip code)


Telephone number, including area code:  (307) 856-0375


Copies to:                    Conrad C. Lysiak, Esq.
                              West 601 First Avenue, Suite 503
                              Spokane, Washington   99204

  Securities to be registered pursuant to Section 12(b) of the Act:

                                 NONE
                           (Title of Class)

  Securities to be registered pursuant to Section 12(g) of the Act:

                             COMMON STOCK

                                               (Title of Class)

                   Exhibit Index begins on page 28.


======================================================================

ITEM 1.   BUSINESS.

The Business

     Quintessence Oil Company (the "Company") is a development stage enterprise formed under the laws of the State of Wyoming on June 26, 1996, for the purpose of purchasing, developing and operating oil and gas leases.
     The Company has acquired one undeveloped oil and gas lease and intends to initiate drilling operations thereon, prior to acquiring additional leases.

Current Plans

     Because the Company owns only one undeveloped oil and gas lease, the success of the Company may depend upon successful drilling and completion of an initial oil or gas well on the subject premises. The Company intends to initiate drilling operations on the lease upon raising additional capital through the sale of securities or through loans with unaffiliated third parties. As of the date hereof, the Company has not entered into any negotiations with anyone to acquire additional securities of the Company or to borrow sufficient funds to commence drilling operations.

     In the event that the Company is unable to complete an initial well, because of a lack of adequate funds or because no oil is recoverable from the initial well, the Company may have to cease operations.

     In the event that the Company is able to complete a producing oil or gas well on the subject premises, it intends to acquire additional leases and initiate drilling programs on the subsequently acquired leases. The Company intends to finance its subsequent operations through the sale of working interests in the wells intended to be drilled. The success of subsequent operations is dependent upon obtaining suitable investors for each project. The foregoing procedure will be followed until such time as the Company has adequate revenues to finance its own drilling operations.

     The Company does not anticipate initiating drilling operations on the subject lease until approximately spring of 1998.

     The Company obtained its initial oil and gas lease from Ed Calvert at an out-of-pocket cost of $2,000. In order to derive significant income from the lease, the Company will have to drill and successfully complete a producing oil or gas well on the premises. The Company believes that if oil is produced from the leased premises, the oil will be located in the Upper and Lower Fort Union Formation located approximately 6,500 feet below the surface of the ground. The cost of drilling a well to that depth is estimated at $160,000 and the cost of completing a well, in the event oil and or gas is located thereat, will be approximately $140,000.

     Subject to the availability of capital, the Company may attempt to obtain additional oil and/or gas leases. Lease acquisitions are predicated upon the initial payment to a lessor for the right to drill. The costs of acquiring an oil or gas lease can range from zero to several thousands of dollars, depending upon the location of the lease, the development of the surrounding areas and the demands of the lessor. The Company, however, does not intend to initiate subsequent drilling programs on any subsequently acquired leases until such time as it has opportunity to evaluate the development of its initial lease. Further, the Company does not intend to spend significant amounts of money to acquire oil and gas leases since the Company is in its development stages and needs the funds to drill a well on its initial lease.

Selection of Target Areas for Acquisition

     The Company's subsequent proposed plans call for it to consider several factors in choosing a region for acquisition of oil and gas leases. First, the Company considers those regions in which one or more of its management or other technical personal have field of experience. The Company anticipates that additional prospects to be acquired will be located within Wyoming. At the present time the Company has not targeted any additional oil and gas leases for acquisition. The Company intends to acquire additional oil and gas leases from other oil and gas companies.

     The Company will determine which leases it is interested in acquiring based upon the analysis of technical and production data, on site verification of any well equipment and production capability, and verification of ownership of lease hold rights. The Company anticipates that it will take from four to six months to acquire additional leasehold interests. Further, the Company intends upon diversifying its production portfolio with respect to both reservoir production characteristics and to market access. The Company believes that the overall effect of these two unrelated characteristics is to significantly lower the overall risk of the Company strategy.

Geological and Geophysical Techniques

     The Company may employ detailed geological interpretation combined with advanced seismic exploration techniques to identify the most promising leases. Geological interpretation is based upon data recovered from existing oil and gas wells in an area and other sources. Such information is either purchased from the company that drilled the wells or becomes public knowledge through state agencies after a period of years. Through analysis of rock types, fossils and the electrical and chemical characteristics of rocks from existing wells, the Company can construct a picture of rock layers in the area. Further, the Company will have access to the logs from the existing operating wells which will allow the Company to extrapolate a decline curve and make an estimation of the number of recoverable barrels of oil existing beneath a particular lease. The Company has not purchased, leased, or entered into any agreements to purchase or lease any of the equipment necessary to conduct the geological or geophysical testing referred to herein and will only be able to do so upon raising additional capital through loans or the sale of equity securities.

Market for Oil and Gas Production

     The market for oil and gas production is regulated by both the state and federal governments. The overall market is mature and with the exception of gas, all producers in a producing region will receive the same price. The major oil companies will purchase all crude oil offered for sale at posted field prices. There are price adjustments for quality difference from the Bench Mark. Oil sales are normally contracted with a gatherer who will pick-up the oil at the well site. In some instances there may be deductions for transportation from the well head to the sales point. At this time the majority of crude oil purchasers do not charge transportation fees, unless the well is outside their service area. The oil gatherer will usually handle all check disbursements to both the working interest and royalty owners. The Company believes that there are a number of oil gathers located in the area of the Company's initial lease that would be interested in purchasing oil produced from the lease. There is no assurance that any gather will purchase any oil from the lease since the Company has not contacted any gathers and does not anticipate doing so until such time as the Company completes a producing oil well on the leased premises. The Company will be a working interest owner. By being a working interest owner, the Company is responsible for the payment of its proportionate share of the operating expenses of the well. Royalty owners and over-riding royalty owners receive a percentage of gross oil production for the particular lease and are not obligated in any manner whatsoever to pay for the costs of operating the lease. Therefore, the Company, in most instances, will be paying the expenses for the oil and gas revenues paid to the royalty and over-riding royalty interests.

     Gas sales are by contract. The gas purchaser will pay the well operator 100% of the sales proceeds on or about the 25th of each and every month for the previous months sales. The operator is responsible for all checks and distributions to the working interest and royalty owners. There is no standard price for gas. Prices will fluctuate with the seasons and the general market conditions. It is the Company's intention to utilize this market when ever possible in order to maximize revenues. The Company does not anticipate any significant change in the manner production is purchased, however, no assurance can be given at this time that such changes will not occur. Gas is transmitted through a pipeline which connects with larger pipelines.
To the knowledge of the Company, there are no gas transmission lines in the region where the Company's initial lease is located. Accordingly, if gas is discovered by the Company, in all likelihood, a gas will be shut-in and no sales will take place therefrom.

     The Company is a new entrant in a mature market. As stated previously, because of the limited amount of production of either oil and/or gas by the Company, the Company does not believe that it will be effected by or effect its competitors. Further, because of the constant demand for oil, the Company believes that it will have no difficulty in obtaining the services of a gather to purchase any oil that is produced from it lease. In connection with gas, the Company will have to produce sufficient quantities of gas in order to induce a gather to construct a gas line which would connect to a major gas pipe-line. The Company does not believe that gas which may be produced from its initial lease will justify the construction of such a connecting gas line.

Acquisition of Future Leases

     The principal activity for the Company in the future will be the acquisition of producing oil and gas leases. The acquisition process may be lengthy because of the amount of investigation which will be required prior to submitting a bid to a major oil company. Verification of each property and the overall acquisition process can be divided into three phases, as follows:

     Phase 1. Field identification. In some instances the seller will have a formal divestiture department that will provide a sales catalog of leases which will be available for sale. Review of the technical filings made to the states along with a review of the regional geological relationships, released well data and the production history for each lease will be utilized. In addition a review of the proprietary technical data in the sellers office will be made and calculation of a bid price for the field.

     Phase 2. Submission of the Bid. Each bid will be made subject to further verification of production capacity, equipment condition and status, and title.

     Phase 3. Closing. Final price negotiation will take place. Cash transfer and issuance of title opinions. Tank gauging and execution of transfer orders.

     After closing has occurred, the newly acquired property will be turned over to the Company for possible work-overs or operational changes which will in the Company's estimation increase each well's production.

     In connection with the acquisition of an oil and gas lease for work-over operations, the Company is able to assume 100% ownership of the working-interest and surface production equipment facilities with only minor expenses. In exchange for an assignment of the lease, the Company agrees to assume the obligation to plug and abandon the well in the event the Company determines that reworking operations are either to expensive or will not result in production in paying quantities.
The cost of plugging a well can run from $500 to $15,000, depending on the condition of the well. The Company believes that the obligation to plug an existing well will in no way jeopardize its operations, and in the long run is economically worth the risk involved compared with the possibility of acquiring existing production. Utilizing these systems the Company will be able to acquire oil and gas leases from large and small oil and gas firms with little costs. The Company also believes that it may be able to plug the wells in question, at no cost to the Company, in exchange for the production tubing and casing which will be removed during the plugging process.

     Several major oil companies have recently placed numerous oil and gas properties out for competitive bidding. The Company currently does not have sufficient revenues or funds available to it to make a bid for such properties. The Company intends to raise additional capital through loans or the sale of equity securities in order to have sufficient funds to make a bid for such properties. There is no assurance that the Company will very raise such additional capital and if the Company is unable to raise such capital, it may have to cease operations. At the present time, the Company has not identified any specific oil and gas leases which it intends to acquire and will only be able to make such determination upon raising said capital.

     The Company has not begun any operations connected with the foregoing plan and is concentrating its current efforts in initiating drilling operations on its initial lease. Accordingly, there is no assurance that the Company will ever initiate the program described in this section.

Net Production

     As of the date hereof, the Company has acquired a 100% working interest, in one non-producing oil and gas lease. See "Item 2.
Description of Properties."

Competition

     The oil and gas industry is highly competitive. The Company's competitors and potential competitors include major oil companies and independent producers of varying sizes of which are engaged in the acquisition of producing properties and the exploration and development of prospects. Most of the Company's competitors have greater financial, personnel and other resources than does the Company and therefore have a greater leverage to use in acquiring prospects, hiring personnel and marketing oil and gas. Accordingly, a high degree of competition in these areas is expected to continue.

Governmental Regulation

     The production and sale of oil and gas is subject to regulation by state, federal and local authorities. In most areas there are statutory provisions regulating the production of oil and natural gas under which administrative agencies may set allowable rates of production and promulgate rules in connection with the operation and production of such wells, ascertain and determine the reasonable market demand of oil and gas, and adjust allowable rates with respect thereto.

     The sale of liquid hydrocarbons was subject to federal regulation under the Energy Policy and Conservation Act of 1975 which amended various acts, including the Emergency Petroleum Allocation Act of 1973. These regulations and controls included mandatory restrictions upon the prices at which most domestic crude oil and various petroleum products could be sold. All price controls and restrictions on the sale of crude oil at the wellhead have been withdrawn. It is possible, however, that such controls may be reimposed in the future but when, if ever, such reimposition might occur and the effect thereof on the Company cannot be predicted.

     The sale of certain categories of natural gas in interstate commerce is subject to regulation under the Natural Gas Act and the Natural Gas Policy Act of 1978 ("NGPA"). Under the NGPA, a comprehensive set of statutory ceiling prices applies to all first sales of natural gas unless the gas is specifically exempt from regulation (i.e., unless the gas is "deregulated"). Administration and enforcement of the NGPA ceiling prices are delegated to the FERC. In June 1986, the FERC issued Order No. 451, which, in general, is designed to provide a higher NGPA ceiling price for certain vintages of old gas. It is possible, though unlikely, that the Company may in the future acquire significant amounts of natural gas subject to NGPA price regulations and/or FERC Order No. 451.

Company's Office

     The Company's offices are located at 4424 Skylane Avenue, Riverton, Wyoming 82501. The Company leases the space from Nucor, Inc., as well as, equipment including computers, office computer programs, fax machines, small copy machines, a scanner, telephones, desks, files and fixtures. The lease payment is at the rate of $400.00 per month, plus out-of-pocket expenses, on a month-to-month basis. Nucor, Inc. is a corporation owned and operated by Nick Bebout, the Company's President. The transaction with Nucor is no less favorable to the Company than can be obtained from independent third parties.

Employees

     The Company is a development stage company and currently has no employees other than its Officers and Directors.


ITEM 2.   FINANCIAL INFORMATION.

SELECTED CONSOLIDATED FINANCIAL DATA

     The selected financial data presented below has been derived from the financial statements of the Company, which financial statements have been examined by Hocker, Lovelett, Hargens & Yennie, P.C., C.P.A., independent certified public accountants, as indicated in their report included elsewhere herein.

     The following table summarized certain financial information and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and related notes included elsewhere in this Prospectus. For the reasons set forth in this Form 10 registration statement the information shown below may not be indicative of the Company's future results of operations.

     Statement of Loss and Accumulate Deficit Data from inception (June 26, 1996) through September 30, 1996:

Income                                  $    -0-
Operating Expenses                      $  1,698
Net Loss                                $ (1,698)
Net Loss per Share                      $   0.00

Balance Sheet Data:
 Working Capital                        $ 42,302
 Total Assets                           $ 49,802
 Short-term Debt                        $  9,000
 Stockholders' equity                   $ 40,802

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
FINANCIAL CONDITIONS

Results of Operations

     The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards No. 7. There have been limited operations to date consisting of raising capital and the acquisition of one oil and gas lease.

Liquidity and Capital Resources

     The Company sold 1,000,000 shares of its Common Stock pursuant to Reg. 504 of the Securities Act of 1933 (the "Act") to officers, directors and others, and raised $50,000. The foregoing funds were used for organizational matters and to acquire one oil and gas lease. The Company has $42,302 in cash as of November 25, 1996.

ITEM 3.   DESCRIPTION OF PROPERTIES.

     The Company owns one undeveloped oil and gas lease, more particularly described as the S 1/2, SW 1/4, SW 1/4 of Section 24 and the N 1/2, NE 1/4 and the NE 1/4, NW 1/4 of Section 33 all located in Township 37 North, Range 91 West, 6th Prime Meridian containing 140 acres more or less. The foregoing lease has never produced oil or gas.


ITEM 4.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
          MANAGEMENT.

     The following table sets forth as of November 25, 1996, the Common Stock ownership of each person known by the Company to be the beneficial owner of five percent or more of the Company's Common Stock, each director individually and all officers and directors of the Company as a group. Each person has sole voting and investment power with respect to the shares of Common Stock shown, and all ownership is of record and beneficial.

Name and address    Number of                               Percent
of owner            Shares         Position                 of Class
-----------------------------------------------------------------------
Nick Bebout         218,750        President, Treasurer     21.88%
1606 Major Avenue                  and a member of the
Riverton, Wyoming 82501            Board of Directors

Tom Kerr                  0        Vice President and a      0.00%
P. O. Box 3973                     member of the Board
Spokane, Washington 99220          of Directors

Tom Swanson         175,000        Secretary and a member   17.50%
P. O. Box 3215                     of the Board of Directors
Casper, Wyoming 82601

All officers and    393,750                                 39.38%
directors as a
group (3 persons)

Eli Bebout          118,750                                 11.88%
112 Big Bend
Riverton, Wyoming 82501

Bebout Family
  Trust [1]          37,500                                  3.75%
112 Big Bend
Riverton, Wyoming 82501

Bebout Land &
 Livestock, Co. [2]  37,500                                  3.75%
112 Big Bend
Riverton, Wyoming 82501

John E. Orr and Linda
  E. Erkkila        175,000                                 17.50%
200 Columbine Drive
Casper, Wyoming 82604

Michael D. Zwickl   195,000                                 19.50%
137 North Beech
Casper, Wyoming 82601

[1] Eli Bebout, the brother of Nick Bebout, is the Trustee of the Bebout Family Trust.

[2] Eli Bebout, the brother of Nick Bebout, is the President of Bebout Land & Livestock, Co.

ITEM 5.   DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.

Officers and Directors.

     The officers and directors of the Company are as follows:

Name                     Age            Position

Nick Bebout              44             President, Treasurer and a
                                        member of the Board of
                                        Directors

Tom Kerr                 64             Vice President and a member of
                                        the Board of Directors

Tom Swanson              44             Secretary and a member of the
                                        Board of Directors

     All directors hold office until the next annual meeting of shareholders or until their successors have been elected and qualified. The Company's officers are elected by the Board of Directors at the annual meeting after each annual meeting of the Company's shareholders and hold office until their death, or until they resign or have been removed from office.

Nick Bebout - President, Treasurer and a member of the Board of Directors

     Mr. Bebout is a founder, President, Treasurer and a Directors of the Company. Since 1988, Mr. Bebout has been a member of the Board of Directors of U.S. Energy, Inc., a NASDAQ traded public company engaged in the oil and gas industry. From January 1988 to August 1995, Mr. Bebout was President, Treasurer and a member of the Board of Directors of S.W. Financial Corp., a Washington blank check corporation. Since June 1984, Mr. Bebout has been President of Nucor, Inc., an oil, gas and mineral exploration and development corporation. From January 1979 to December 1983, Mr. Bebout was Vice President of Corkill Drilling, a corporation which specialized in oil, gas and mineral exploration.

Thomas K. Kerr - Vice President and a member of the Board of Directors

     Mr. Kerr is a founder, Vice President and a member of the Board of Directors of the Company. From January 1988 to August 1995, Mr. Kerr was Vice President, Secretary and a member of the Board of Directors of S.W. Financial Corp., a Washington blank check corporation. From August 1958 to January 1988, Mr. Kerr was a sales representative with Massachusetts Mutual Life Insurance Company, Mr. Kerr was also a District Manager, From January 1988 to June 1988, Mr. Kerr was employed with Independent Insurance Agents & Brokers of Spokane and Walla Walla. Since June 1988, Mr. Kerr has been a sales representative with Guardian Life Insurance Company of America.

Tom Swanson - Secretary and a member of the Board of Directors

     Mr. Swanson is a founder, Secretary and a member of the Board of Directors of the Company. From July 1985 to the present, Mr. Swanson has been exploration manager for Farleigh Oil Properties, an independent oil company based in Casper, Wyoming. Farleigh Oil Properties is a privately held company involved in oil field acquisition and exploration in seven Rocky Mountain states and Texas. From November 1991 to the present, Mr. Swanson has been the business manager for Paradigm Technologies, LLC, located in Casper, Wyoming. Paradigm Technologies is a research and development company that develops downhole sensory instrumentation for oil well drilling applications. From December 1990 to July 1995, Mr. Swanson was Vice President of Scientific Geochemical Services, LLC, an oil field service company specializing in exploration and environmental geochemistry. Scientific Geochemical Service was located in Casper, Wyoming until it was sold in mid-1995.

Executive Remuneration

     The Company anticipates entering into employment agreements with its officers in the future, the terms of which are undecided at the present time. Directors do not receive compensation for their services as directors and are not reimbursed for expenses incurred in attending board meetings. The Company has not paid any salaries in 1996 and will not initiate the payment of salaries until it becomes profitable to do so.


ITEM 6.   EXECUTIVE COMPENSATION.

     The Company anticipates entering into employment agreements with its officers in the near future, the terms of which are undecided at the present time. Directors do not receive compensation for their services as directors and are not reimbursed for expenses incurred in attending board meetings. The Company has not paid any salaries in 1996 and will not initiate the payment of salaries until it becomes profitable to do so.


ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     On July 2, 1996, the Company issued 900,000 shares of Common Stock to the following individuals and corporations in consideration of the payment of $0.02 per share in cash.

Name                     Total Consideration      Shares Acquired
Eli Bebout                    $  2,000.00              100,000
112 Big Bend
Riverton, Wyoming 82501

Bebout Family Trust           $    750.00               37,500
112 Big Bend
Riverton, Wyoming 82501

Bebout Land & Livestock Co.   $    750.00               37,500
112 Big Bend
Riverton, Wyoming 82501

John E. Orr and
  Linda E. Erkkila            $  3,500.00              175,000
200 Columbine Drive
Casper, Wyoming 82604

Tom Swanson                   $  3,500.00              175,000
P. O. Box 3215
Casper, Wyoming 82601

Michael D. Zwickl             $  3,500.00              175,000
137 North Beech
Casper, Wyoming 82601

Nick Bebout                   $  4,000.00              200,000
1606 Major Avenue
Riverton, Wyoming 82501

          TOTAL               $ 18,000.00              900,000

     On October 9, 1996, the Company issued 100,000 shares of Common Stock to the following individuals and corporations in consideration of the payment of $0.32 per share in cash.

Name                     Total Consideration      Shares Acquired
Eli Bebout                    $  6,000.00               18,750
112 Big Bend
Riverton, Wyoming 82501

Nick Bebout                   $  6,000.00               18,750
1606 Major Avenue
Riverton, Wyoming 82501

Bill Farleigh                 $  6,400.00               20,000
P. O. Box 3215
Casper, Wyoming 82602




Ken Freemole                  $  6,400.00               20,000
4831 Dexter
Casper, Wyoming 82609

Hayden Investments            $    800.00                2,500
675 Fairview Drive
Suite 246
Carson City, Nevada 89701

Michael D. Zwickl             $  6,400.00               20,000
137 North Beech
Casper, Wyoming

          TOTAL               $ 32,000.00              100,000

     On November 6, 1996, the Company acquired, by assignment, a 100% working interest from Edward Calvert in and to an undeveloped oil and gas lease between the United States of America and Edward D. Calvert covering the following described real property:

     S 1/2, SW 1/4, SW 1/4 of Section 24 and the N 1/2, NE 1/4 and the NE 1/4, NW 1/4 of Section 33 all located in Township 37
     North, Range 91 West, 6th Prime Meridian containing 140 acres more or less.

The consideration for the assignment of the foregoing lease was $2,000 which has been paid and a 5% overriding royalty. The foregoing lease has never produced oil and/or gas and there is no assurance that the lease will ever produce oil and/or gas or that the Company will ever explore for oil and/or gas on the foregoing lease. Mr. Calvert is not affiliated with the Company or any of its officers and directors.


ITEM 8.   LEGAL PROCEEDINGS.

     The Company is not a party to any litigation and to its knowledge, no action, suit or proceedings against it has been threatened by any person.


ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE COMPANY'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

     No market exists for the Company's securities and there is no assurance that a regular trading market will develop, or if developed, that it will be sustained. A shareholder in all likelihood, therefore, will be unable to resell the securities referred to herein should he or she desire to do so. Furthermore, it is unlikely that a lending institution will accept the Company's securities as pledged collateral for loans unless a regular trading market develops.

     There are no plans, proposals, arrangements or understandings with any person with regard to the development of a trading market in any of the Company's securities.

     As of November 25, 1996, the Company has 11 holders of record of its Common Stock.

     The Company has not paid any dividends since it is inception and does not anticipate paying any dividends on its Common Stock in the foreseeable future.


ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.

     On July 2, 1996, the Company issued 900,000 shares of Common Stock to the following individuals and corporations in consideration of the payment of $0.02 per share in cash.

Name                     Total Consideration      Shares Acquired
Eli Bebout                    $  2,000.00              100,000
112 Big Bend
Riverton, Wyoming 82501

Bebout Family Trust           $    750.00               37,500
112 Big Bend
Riverton, Wyoming 82501

Bebout Land & Livestock Co.   $    750.00               37,500
112 Big Bend
Riverton, Wyoming 82501

John E. Orr and
  Linda E. Erkkila            $  3,500.00              175,000
200 Columbine Drive
Casper, Wyoming 82604

Tom Swanson                   $  3,500.00              175,000
P. O. Box 3215
Casper, Wyoming 82601

Michael D. Zwickl             $  3,500.00              175,000
137 North Beech
Casper, Wyoming 82601

Nick Bebout                   $  4,000.00              200,000
1606 Major Avenue
Riverton, Wyoming 82501

          TOTAL               $ 18,000.00              900,000

     On October 9, 1996, the Company issued 100,000 shares of Common Stock to the following individuals and corporations in consideration of the payment of $0.32 per share in cash.

Name                     Total Consideration      Shares Acquired
Eli Bebout                    $  6,000.00               18,750
112 Big Bend
Riverton, Wyoming 82501

Nick Bebout                   $  6,000.00               18,750
1606 Major Avenue
Riverton, Wyoming 82501

Bill Farleigh                 $  6,400.00               20,000
P. O. Box 3215
Casper, Wyoming 82602

Ken Freemole                  $  6,400.00               20,000
4831 Dexter
Casper, Wyoming 82609

Hayden Investments            $    800.00                2,500
675 Fairview Drive
Suite 246
Carson City, Nevada 89701

Michael D. Zwickl             $  6,400.00               20,000
137 North Beech
Casper, Wyoming

          TOTAL               $ 32,000.00              100,000

     All of the foregoing sales were made pursuant to the exemption from registration as set forth in Reg. 504 of the Securities Act of 1933. Reg. 504 provides that all shares issued by the Company were issued pursuant to the exemption from registration set forth in Reg. 504 of the Securities Act of 1933 (the "Act") in that the Company was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") at the time of the sales; is not an investment company; or, is not a development stage company that has no specific business plan or purpose or indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies or other entity or person.

     Further, the Company has satisfied the terms and conditions of Reg. 501 and 502(a) of the Act and the aggregate offering price for all securities sold within the twelve months before the state of and during the offering of all securities did not exceed $1,000,000.

     Further, the Company filed two Form D's with the Securities and Exchange Commission (the "Commission") reflecting the foregoing transactions. The first was filed with the Commission on July 9, 1997 and the second was filed with the Commission on July 26, 1997.

ITEM 11.  DESCRIPTION OF THE COMPANY'S SECURITIES TO BE
          REGISTERED.

     The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $0.00001 par value per share.

Common Stock

     The authorized Common Stock of the Company consists of 50,000,000 shares of $0.00001 par value Common Stock. As of November 25, 1996, 1,000,000 shares are issued and outstanding, all of re freely tradeable, but 957,500 are subject to the limitations of Reg. 144 promulgated under the Securities Act of 1933 (the "Act"), with the exception of the two year holding period contained therein.

     In general, under Reg. 144, an affiliate of the Company (officers, directors, and owners of more than ten percent (10%) of the outstanding shares of Common Stock are affiliates of the Company) may sell in ordinary market transactions through a broker or with a market maker, within any three (3) month period a number of shares which does not exceed the greater of one percent (1%) of the number of outstanding shares of Common Stock or the average of the weekly trading volume of the Common Stock during the four calendar weeks prior to such sale. Sales under Reg. 144 require the filing of Form 144 with the Securities and Exchange Commission. If the shares of Common Stock have been held for more than three (3) years by a person who is not an affiliate, there is no limitation on the manner of sale or the volume of shares that may be sold and no Form 144 is required. Sales under Reg. 144 may have a depressive effect on the market price of the Company's Common Stock.

     Further, a person may be considered a presumptive underwriter in that it acquired more than 10% of the total shares distributed by the Company in its two offerings pursuant to Reg. 504 of the Securities Act of 1933, as amended.

     All shares have equal voting rights and are not assessable.
Voting rights are not cumulative and, therefore, the holders of more than 50% of the Common Stock could, if they chose to do so, elect all of the directors of the Company.

     Upon liquidation, dissolution or winding up of the Company, the assets of the Company, after the payment of liabilities, will be distributed pro rata to the holders of the Common Stock. The holders of the Common Stock do not have preemptive rights to subscribe for any securities of the Company and have no right to require the Company to redeem or purchase their shares. The shares of Common Stock presently outstanding are fully paid and non-assessable.

Dividends

     Holders of the Common Stock are entitled to share equally in dividends when, as and if declared by the Board of Directors of the Company, out of funds legally available therefore. No dividend has been paid on the Common Stock since inception, and none is contemplated in the foreseeable future.

Transfer Agent

     The Company's transfer agent for its shares of Common Stock is:

                  Transecurities International, Inc.
                        2510 North Pines Road
                              Suite 202
                     Spokane, Washington   99206
                            (509) 927-1255

Trading

     There is currently no public market for the Company's Common Stock and there is no assurance that a public market will ever develop.

Rights of Shareholders

     Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities. The shares of Common Stock, when issued, will be fully paid and non-assessable.

     There are no outstanding options, warrants or rights to purchase shares of the Company's Common Stock, other than as offered herein.


ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 42:01 et al. of the Wyoming Revised Statutes and certain provisions of the Company's Articles of Incorporation under certain circumstances provide for indemnification of the Company's Officers, Directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to the Company's Articles of Incorporation and to the statutory provisions.

     In general, any Officer, Director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to the be in the Company's best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel, or by a vote of the shareholders, that the applicable standard of conduct was met by the person to be indemnified.

     The circumstances under which indemnification is granted in connection with an action brought on behalf of the Company is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in the Company's best interest, and have not been adjudged liable for negligence or misconduct.

     Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of shareholders or Directors. The statutory provision cited above and the Company's Articles of Incorporation also grant the power to the Company to purchase and maintain insurance which protects its Officers and Directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by the Company.


ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

     The financial statements are included on Pages F-1 through F-7 herein.


ITEM 14.  DISAGREEMENTS WITH ACCOUNTANTS, AND ACCOUNTING AND
          FINANCIAL DISCLOSURE.

     There have been no disagreements on accounting and financial disclosures from the inception of the Company through the date of this Registration Statement.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS.

     Financial Statements begin on following page.

                  REPORT OF INDEPENDENT ACCOUNTANTS



Board of Directors
Quintessence Oil Company, a Wyoming Corporation
Riverton, Wyoming


We have audited the balance sheet of Quintessence Oil Company, a Wyoming Corporation, (A Development Stage Company) as of September 30, 1996 and the related statements of operations, changes in stockholders' equity and cash flows from the date of inception (June 26, 1996) through September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Quintessence Oil Company, a Wyoming Corporation, (A Development Stage Company) at September 30, 1996 and the results of its operations, changes in stockholders' equity and changes in its cash flows from the date of inception (June 26, 1996) through September 30, 1996 in conformity with generally accepted accounting principles.



                             Hocker, Lovelett, Hargens & Yennie, P.C.
                             Certified Public Accountants

Riverton, Wyoming
October 16, 1996

                       QUINTESSENCE OIL COMPANY
                        A Wyoming Corporation
                    (A Development Stage Company)


                            BALANCE SHEET
                          September 30, 1996


                                ASSETS

CURRENT ASSETS
     Cash                               $ 42,302

OTHER ASSETS (Note 1)
     Organization costs - net              7,500
                                        --------

          Total Assets                  $ 49,802
                                        ========


                 LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Accounts Payable                   $   9,000


STOCKHOLDERS' EQUITY (Notes 1 and 2)
 Common Stock - $.00001 par value,
  50,000,000 shares authorized, 1,000,000
   shares issued and outstanding               10

 Additional paid in capital                42,490

 Retained earnings (deficit)               (1,698)
                                        ---------

     Total Liabilities and
       Stockholders' equity             $  49,802
                                        =========








           See accompanying notes to financial statements.

                       QUINTESSENCE OIL COMPANY
                        A Wyoming Corporation
                    (A Development Stage Company)


                       STATEMENT OF OPERATIONS
            for the period from inception (June 26, 1996)
                      through September 30, 1996

INCOME
  None                                  $      -

OPERATING EXPENSES
  General and Administrative Expenses      1,698

NET INCOME (LOSS)                       $ (1,698)
                                        ========

NET INCOME (LOSS) PER SHARE             $ (.0017)
                                        ========

The company is in the development stage and has not commenced operations.


























           See accompanying notes to financial statements.

                       QUINTESSENCE OIL COMPANY
                        A Wyoming Corporation
                    (A Development Stage Company)


                        STATEMENT OF CASH FLOW
            for the period from inception (June 26, 1996)
                      through September 30, 1996

CASH FLOWS PROVIDED (USED)
   IN OPERATIONS
     Net loss                                $ (1,698)
     Increase in Accounts Payable               9,000
                                             --------
                                                7,302
                                             --------

CASH FLOWS PROVIDED (USED)
   IN INVESTING ACTIVITIES
     Organization Costs                        (7,500)
                                             --------

CASH FLOWS PROVIDED (USED)
   IN FINANCING ACTIVITIES
     Proceeds from sale of stock               50,000
     Payment made for legal fees
       on registration costs                   (7,500)
                                             --------
                                               42,500
                                             --------
NET INCREASE IN CASH                           40,302

CASH BEGINNING OF PERIOD                           --
                                             --------
CASH END OF PERIOD                           $ 42,302
                                             ========












           See accompanying notes to financial statements.

                       QUINTESSENCE OIL COMPANY
                        A Wyoming Corporation
                    (A Development Stage Company)


                  STATEMENT OF STOCKHOLDERS' EQUITY
         June 26, 1996 (Inception) through September 30, 1996

                          Common Stock     Additional  Retained
                                             Paid-in   Earnings
                         Shares    Amount    Capital   (Deficit)
BALANCE
 (Inception) 06/26/96           -- $   --    $      -- $     --

ADD:
 Sale of 900,000 shares
  of common stock for
   $18,000 cash            900,000      9       17,991       --

 Sale of 100,000 shares
  of common stock for
   $32,000 cash less
    $7,500 Registration
     Costs                 100,000      1       24,449

Net (Loss) for
  the period                                             (1,698)
                         ---------  ------   --------- --------

BALANCE, 09/30/96        1,000,000  $   10   $  42,490 $ (1,698)
                         =========  ======   ========= ========


















           See accompanying notes to financial statements.

                       QUINTESSENCE OIL COMPANY
                        A Wyoming Corporation
                    (A Development Stage Company)

                    Notes to Financial Statements

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICES:

Organization:

Quintessence Oil Company was incorporated on June 26, 1996, under the laws of the State of Wyoming. The Company has adopted a year ending of December 31.

The Company was organized to engage in the development, production and sale of oil and gas. Since its inception, the Company has been largely inactive and has conducted no significant operations The Company does not own any oil and gas leases.

Because of the speculative nature of the Company, there are significant risks which are summarized as follows:

     Newly formed company with no operating history and minimal assets.

     Limited funds available for exploration and development.

     Conflict-of-interest, as all employees have other part-time or full-time employment.

The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards No. 7. There have been no operations since incorporation.

Summary of Significant Accounting Principles:

Registration costs will include fee payments for legal expenses relating to the public stock offering. The offering was successful, and $7,500 of legal fees were charged to additional paid-capital. The Company amortizes registration costs over 60 months using the straight line method.

                       QUINTESSENCE OIL COMPANY
                          A Wyoming Company
                    (A Development Stage Company)

                    Notes to Financial Statements


NOTE 2 - STOCKHOLDERS' EQUITY

Public Stock Offering:

The Common Stock is being offered and sold pursuant to an exemption from registration contained in Reg. 504 of the Securities Act of 1993, as amended, (the "Act"). Reg. 504 provides that the Company can sell securities with an aggregate offering price not exceeding $1,000,000 within a twelve (12) month period without registration with the Securities and Exchange Commission.

The shares so issued will be without restriction and may be resold in compliance with the Act. Applicable state laws, however, may impose restrictions on sales and resales. Pursuant to Reg. 504, the Company is not required to furnish any information to purchasers.


NOTE - 3  OFFICES AND EMPLOYEES

The Company's office will be located at 4424 Skylane Avenue, Riverton,
Wyoming.

The Company currently has no employees other than certain of its officers and directors and does not anticipate a need to engage any full-time employees so long as it is seeking and evaluating business opportunities. The company has no retirement, pension, profit sharing or insurance plans covering its officers and directors.

                               EXHIBITS

Exhibit No.       Description

     The following documents are incorporated herein by reference from the Registrant's Form 10 Registration Statement filed with the
Commission on December 3, 1996:

3.1               Articles of Incorporation.

3.2               Bylaws of the Company.

27                Financial Data Schedule


     The following documents are included as exhibits hereto:

10.1      Assignment of Lease

                             SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 10 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized. Dated this 22nd day of September, 1997.

                         QUINTESSENCE OIL COMPANY

                         BY:  /s/ Nick Bebout, President

                            EXHIBIT INDEX


Exhibit No.    Description

     The following documents are incorporated herein by reference from the Registrant's Form 10 Registration Statement filed with the
Commission on December 3, 1996:

3.1               Articles of Incorporation.

3.2               Bylaws of the Company.

27                Financial Data Schedule

     The following documents are included as exhibits hereto:

10.1      Assignment of Lease